POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints Alex de Richemont, Chad Earnest, Peter Alderman, Blake Purdy, Abby Glerum and Kathy Sutherland (with full power to each of them to act alone) as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to sign the registration statement on Form N-2 of GoldenTree Opportunistic Credit Fund (File No. 333-284624), including any and all pre-effective amendments and/or post-effective amendments or supplements thereto, and all instruments necessary or incidental in connection therewith, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Kathy Sutherland	Chief Executive Officer and Principal Executive Officer
Kathy Sutherland

/s/ Wei Zhong	Chief Financial Officer and Principal Accounting Officer
Wei Zhong

/s/ Steven Shapiro	Trustee
Steven Shapiro

/s/ Jill Iacono Mavro	Trustee
Jill Iacono Mavro

/s/ Ellen Needham	Trustee
Ellen Needham

/s/ Leon Wagner	Trustee
Leon Wagner

Dated: May 27, 2025